Exhibit d.2.a

AMENDMENT

TO SUBADVISORY AGREEMENT

THIS AMENDMENT effective as of the 1st day of June, 2019, amends that certain Subadvisory Agreement dated as of April 29, 2015 (the “Agreement”), by and among Virtus Alternative Solutions Trust, a Delaware statutory trust (the “Trust”), Virtus Alternative Investment Advisers, Inc., a Connecticut corporation (the “Adviser”), and Aviva Investors Americas LLC, a Delaware limited liability company (the “Subadviser”), as follows:

1.	The subadvisory fees payable under the Agreement are hereby set forth on Schedule C to the Agreement, Schedule C is hereby deleted and Schedule C attached hereto is substituted in its place to reflect such addition.

2.	The Subadviser represents and warrants to the Trust and to the Adviser that the quality and quantity of services provided by the Subadviser will not be reduced as a result of the reduction in subadvisory fees reflected in this Amendment.

3.	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement, as amended.

4.	This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers or other representatives.

VIRTUS ALTERNATIVE SOLUTIONS TRUST

By:	/s/ W. Patrick Bradley
Name:	W. Patrick Bradley
Title:	Executive Vice President, Chief Financial Officer & Treasurer

VIRTUS ALTERNATIVE INVESTMENT ADVISERS, INC.

By:	/s/ Francis G. Waltman
Name:	Francis G. Waltman
Title:	Executive Vice President

AVIVA INVESTORS AMERICAS LLC

By:	/s/ Sean Brumble
Name:	Sean Brumble
Title:	Chief Administrative Officer, AIA LLC

SCHEDULE C

SUBADVISORY FEE

For services provided to the Trust, the Adviser will pay to the Subadviser a fee, payable monthly in arrears, calculated on the average daily net assets of the Designated Series at the annual rates shown in the table below. The fee shall be prorated for any month during which this Agreement is in effect for only a portion of the month.

Name of Series	Subadvisory Fee
Virtus Multi-Strategy Target Return Fund	0.60%